Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of CIM Income NAV, Inc. (the “Company”) in the Company’s Post-Effective Amendment No. 16 to its Registration Statement (the “Registration Statement”) on Form S-11 (Commission File No. 333-213271), and Prospectus Supplement No. 3 (the “Prospectus Supplement”) attached hereto; (2) the inclusion in footnote 5 on page 22 of the Prospectus Supplement of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the charts on page 21 of the Prospectus Supplement of $839,406,899 and $783,106,900 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of December 31, 2019 and September 30, 2019, respectively; and (3) the inclusion in footnote 8 on page 22 of the Prospectus Supplement of disclosure that the amounts presented in the “Outstanding Debt” line items in the charts on page 21 of the Prospectus Supplement of $351,242,648 and $351,154,183 represent the estimated values of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of December 31, 2019 and September 30, 2019, respectively.

CBRE, Inc.

	By:	/s/ Michael Rowland
Name: Michael Rowland, as Agent of CBRE
April 28, 2020		Title: Executive Managing Director